Exhibit 99.1

Datasea Regains Compliance with NASDAQ Minimum Bid Price Requirement

BEIJING, February 7, 2024 (PR NEWSWIRE) -- Datasea Inc., (NASDAQ: DTSS) (“Datasea” or the “Company”), a Nevada incorporated digital technology corporation engaged in innovative business segments for intelligent acoustics and 5G messaging technology in China announced today that, on February 6, 2024, it received a written notification from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market LLC (“NASDAQ”) confirming that for the last 10 consecutive business days, from January 23 through February 5, 2024, the closing bid price of the Company’s common stock has been at $1.00 per share or greater and, as a result, the Company has regained compliance with NASDAQ’s minimum bid price requirement under Listing Rule 5550(a)(2) and the matter is now closed.

About Datasea Inc.

Datasea Inc. (“Datasea”) is a leading provider of products, services, and solutions for enterprise and retail customers in innovative industries, Intelligent Acoustics and 5G messaging, especially focusing on ultrasonic, infrasound and directional sound technology. The Company’s advanced R&D technology serves as the core infrastructure and backbone for its products. Its 5G Messaging segment operates on a cloud platform based on AI. Datasea leverages cutting-edge technologies in intelligent acoustics, utilizing ultrasonic sterilization to combat viruses and prevent human infections, and is also developing innovations in directional sound and medical ultrasonic cosmetology. In July 2023, Datasea established a wholly-owned subsidiary, Datasea Acoustics LLC, in Delaware, in a strategic move to mark its global presence. This underlies Datasea’s commitment to Intelligent Acoustics and its intent to offer leading edge acoustic solutions to the US market. For additional information, please visit: www.dataseainc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates”, “target”, “going forward”, “outlook,” “objective” and similar terms. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and which are beyond Datasea’s control, which may cause Datasea’s actual results, performance or achievements  (including the RMB/USD value of its anticipated benefit to Datasea as described herein) to differ materially and in an adverse manner from anticipated results contained or implied in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in Datasea’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Datasea does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

Investor and Media Contact:

Datasea Inc. Investor relations
Email:  investorrelations@shuhaixinxi.com

Precept Investor Relations LLC

David Rudnick
+1 646-694-8538
david.rudnick@preceptir.com